Exhibit 99.1
March 30, 2006
Company Press Release
The Cronos Group Reports Fourth Quarter and Full Year Results for 2005
San Francisco—(Business Wire)—March 30, 2006—The Cronos Group (NASDAQ: CRNS) today reported results for the quarter and twelve months ended December 31, 2005.
Net income for the year ended December 31, 2005 was $7.8 million, or $0.98 per diluted share, compared with net income of $8.9 million, or $1.14 per diluted share, for 2004. Net income in 2005 was reduced by $4.9 million, or $0.63 per diluted share, by the impact of the following non-operating items:
•	A charge of $4.1 million was recorded for the estimated cost of resolving the pending TOEMT litigation against the Company;

•	Legal expenses of $2.4 million were incurred relating primarily to the TOEMT litigation;

•	Charges of $0.9 million were incurred for one-time termination benefits relating to employee terminations pursuant to a reorganization of the Group’s marketing and lease operations;

•	Income of $1.3 million was recognized on the recovery of amounts owed by a former chairman and CEO to the Group and the related recovery of $0.8 million payable to a private container program; and

•	Income of $0.4 million was recognized as a result of the reversal of a deferred tax provision.
Total revenues for 2005 were $148.3 million compared with $140.5 million for 2004. Gross lease revenue for 2005 was $139 million, an increase of $6.9 million, or 5%, when compared with 2004. This reflected an increase in the size of the Company’s container fleet and strong utilization.
Total expenses for 2005 were $143.9 million compared with $133.5 million for 2004. Payments to Managed Container Programs increased by $9 million compared to the prior year due to the improved operating performance and overall increase in the size of the managed container programs. Direct operating expenses declined by $2.5 million in 2005 due primarily to a reduction in inventory-related costs.
The Company recorded a net loss of $1.5 million, or $0.19 per diluted share, for the fourth quarter of 2005. Fourth quarter results included the impact of $4.6 million, or $0.57 per diluted share, of non-operating charges. Net income for the fourth quarter of 2004 of $4 million, or $0.51 per diluted share, also included non-operating income of $1.3 million, or $0.16 per diluted share, relating to the recovery of an amount due under a loan with a former chairman and CEO.
Dennis J. Tietz, Chairman and CEO of Cronos, stated, “We are pleased with our performance in 2005. We added $154 million of new container equipment to our fleet and experienced strong demand for our refrigerated, tank and dry freight special products. Utilization of the Company’s combined container fleet averaged 92.4% in 2005 compared to 91.8% in 2004.
“We are also pleased that we are now in a position to bring an end to the TOEMT litigation against Cronos. Although the legal claims are without merit, their defense was costly and required a significant amount of management’s time.”

Cronos also announced that, subject to shareholder approval at the 2006 annual meeting of shareholders, its Board of Directors has declared a dividend of $0.07 per common share for the second quarter of 2006, payable on July 13, 2006 to shareholders of record as of the close of business on June 23, 2006.
Cronos is one of the world’s leading lessors of intermodal containers, owning and managing a fleet of over 446,000 TEU (twenty-foot equivalent units). The diversified Cronos fleet of dry cargo, refrigerated and other specialized containers is leased to a customer base of approximately 450 ocean carriers and transport operators around the world. Cronos provides container-leasing services through an integrated network of offices through state-of-the-art information technology.
This release discusses certain forward-looking matters that involve risks and uncertainties that could cause actual results to vary materially from estimates. Risks and uncertainties include, among other things, changes in international operations, exchange rate risks, changes in market conditions for the Company’s container lease operations and the Company’s ability to provide innovative and cost-effective solutions. For further discussion of the risk factors attendant to an investment in the Company’s common shares, see the Introductory Note in the Company’s Annual Report on Form 10-K that was filed with the SEC on March 30, 2006.

This press release and other information concerning Cronos can be viewed on Cronos’ website at www.cronos.com.
Contact:
Elinor A. Wexler
Vice President-Corporate Communications
(415) 677-8990
ir@cronos.com

The Cronos Group
Consoidated statements of income
For the years ended December 31, 2005, 2004, and 2003
(US dollar amounts in thousands, except per share amounts)

	2005	2004	2003

Gross lease revenue	$139,024	$132,096	$117,501
Equipment trading revenue	2,210	4,698	4,991
Commissions, fees and other operating income:
- Related parties	802	953	1,116
- Unrelated parties	4,577	2,641	2,525
- Gain on settlement of litigation	1,333	—	—
Interest income	344	120	130

Total revenues	148,290	140,508	126,263

Direct operating expenses	18,091	20,563	25,508
Payments to Managed Container Programs:
- Related parties	40,826	31,638	23,159
- Unrelated parties	36,177	36,323	32,571
Equipment trading expenses	1,978	4,018	4,600
Amortization of intangible assets	188	188	188
Depreciation	15,141	17,993	17,495
Selling, general and administrative expenses	21,909	18,834	15,791
Interest expense	6,186	5,178	5,754
Recovery of amount payable to Managed Container Program	(703)	—	—
Recovery of related party loan note	—	(1,280)	—
Provision against legal claims	4,100	—	—

Total expenses	143,893	133,455	125,066
Income before income taxes and equity in earnings of affiliate	4,397	7,053	1,197
Income taxes (provision) benefit	(864)	(1,071)	1,494
Equity in earnings of unconsolidated affiliate	4,269	2,883	1,499

Net income	7,802	8,865	4,190

Basic net income per common share	$1.06	$1.22	$0.57

Diluted net income per common share	$0.98	$1.14	$0.55

The Cronos Group
Consoidated statements of income
December 31, 2005, 2004
(US dollar amounts in thousands, except per share amounts)

	2005	2004

Assets
Cash and cash equivalents	$15,829	$17,579
Restricted cash	4,200	1,489
Amounts due from lessees, net	28,540	25,136
Amounts receivable from Managed Container Programs	3,391	3,386
New container equipment for resale	38,142	17,116
Net investment in direct financing leases	12,678	7,382
Investment in unconsolidated affiliates	31,358	15,364
Container equipment, net	121,988	166,584
Other equipment, net	1,130	963
Goodwill	11,038	11,038
Other intangible assets, net	345	533
Related party loan receivable	—	1,280
Other assets	3,093	3,899

Total assets	$271,732	$271,749

Liabilities and shareholders’ equity
Amounts payable to Managed Container Programs	$25,462	$22,034
Amounts payable to container manufacturers	52,790	27,838
Direct operating expense payables and accruals	5,432	5,592
Other amounts payable and accrued expenses	11,873	8,810
Debt and capital lease obligations	87,780	127,953
Income taxes	209	155
Deferred income taxes	2,965	3,083
Deferred income and deferred acquisition fees	7,684	5,925

Total liabilities	194,195	201,390

Shareholders’ equity
Common shares	15,040	14,763
Additional paid-in capital	43,807	45,358
Common shares held in treasury	(297)	(297)
Accumulated other comprehensive income	880	230
Restricted retained earnings	1,832	1,832
Unrestricted retained earnings	16,275	8,473

Total shareholders’ equity	77,537	70,359

Total liabilities and shareholders’ equity	$271,732	$271,749